Exhibit 99.(a)(1)(A)

STRICTLY CONFIDENTIAL

OFFER TO EXCHANGE

SHARES OF COMMON STOCK OR CASH FOR

OUTSTANDING HIGH PERFORMANCE COMMON
STOCK-SERIES 1, HIGH PERFORMANCE COMMON
STOCK-SERIES 2 AND HIGH PERFORMANCE
COMMON STOCK-SERIES 3

OF

iSTAR FINANCIAL INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW THE SECURITIES THAT YOU TENDER WILL EXPIRE AT 9:00 A.M., EASTERN TIME, ON JULY 21, 2015, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

TABLE OF CONTENTS

IMPORTANT PROCEDURES		8

SUMMARY		3

THE OFFER		10

1.	GENERAL TERMS	10

2.	PROCEDURE FOR TENDERING HPU SHARES	11

3.	WITHDRAWAL RIGHTS	12

4.	ACCEPTANCE OF HPU SHARES AND ISSUANCE OF SHARES	13

5.	BACKGROUND AND PURPOSE OF THE OFFER	14

6.	PRICE RANGE OF SHARES	17

7.	SOURCE AND AMOUNT OF FUNDS	18

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES	18

9.	FINANCIAL INFORMATION REGARDING THE COMPANY	18

10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS	19

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	20

12.	FORWARD-LOOKING STATEMENTS	22

13.	RISK FACTORS	23

14.	ADDITIONAL INFORMATION; MISCELLANEOUS	24

ii

SUMMARY

Participating in the Offer involves risks. You should carefully consider the information provided under the headings “Forward-Looking Statements” and “Risk Factors” included in this Offer Letter, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The Company, we, us, our, iStar	iStar Financial Inc., a Maryland corporation. Our principal executive offices are located at 1114 Avenue of the Americas, 39th Floor, New York, NY 10036. Our telephone number is (212) 930-9400.

The Offer

iStar is offering (the “Offer”) holders of HPU Shares the opportunity to tender HPU Shares for (i) the Stock Consideration, (ii) the Cash Consideration or (iii) a combination of the Stock Consideration and the Cash Consideration. The Offer is being made to all holders of HPU Shares. A holder may tender as few or as many HPU Shares as the holder elects.

Important Definitions

The HPU Shares. Shares of the Company’s High Performance Common Stock-Series 1 (“HPU Series 1 Shares”); Shares of the Company’s High Performance Common Stock-Series 2 (“HPU Series 2 Shares”); and Shares of the Company’s High Performance Common Stock-Series 3 (“HPU Series 3 Shares”). The HPU Shares were originally acquired by the holders in 2002. As of June 11, 2015, the Company had 4,937.5 HPU Series 1 Shares, 5,000 HPU Series 2 Shares and 4,950 HPU Series 3 Shares issued and outstanding.

Stock Consideration. The number of shares of the Company’s common stock, par value $0.001 per share (“Shares”), equal to the product of: (i) the aggregate number of Common Stock Equivalents that are attributable to the HPU Shares that you tender in the Offer, multiplied by (ii) 0.565371, which represents $8.00 of Shares based on the last reported sale price for the Shares on the New York Stock Exchange (“NYSE”) on June 11, 2015 (which was $14.15).

As of June 11, 2015, the Company had 85,568,024 Shares outstanding. Our Shares are listed on the NYSE under the symbol “STAR.” Any shares issued as part of the Stock Consideration will also be listed on the NYSE upon issuance.

Cash Consideration. The amount of cash equal to the product of: (i) the aggregate number of Common Stock Equivalents that are attributable to the HPU Shares that you tender in the Offer, multiplied by (ii) $8.00.

Common Stock Equivalents. The number of Shares that determined the amount of dividends payable on your HPU Shares. This number is different for each holder of HPU Shares. Each HPU Series 1 Share was entitled to participate in the same amount of dividends paid on 163.8508 Shares, each HPU Series 2 Share was entitled to participate in the same amount of dividends paid on 197.4298 Shares and each HPU Series 3 Share was entitled to participate in the same amount of dividends paid on 206.375 Shares. Please see “Background and Purpose of the Offer” for information on how the number of Common Stock Equivalents attributable to the HPU Shares was initially determined.

A statement showing the number of HPU Shares of each series held by you, the Common Stock Equivalents attributable to your HPU Shares and the purchase price paid by you for your HPU Shares accompanies this Offer Letter.

Reasons for the Offer

The purpose of the Offer is to improve its per share earnings metrics and to reduce or eliminate the outstanding HPU Shares, which should enable the Company to simplify the presentation of its earnings per share information. See “Background and Purpose of the Offer—Purpose of the Offer.”

Offer Period	The Offer will commence on June 22, 2015 and will end on the Expiration Date.

Expiration Date of the Offer	9:00 a.m., Eastern Time, on July 21, 2015, or such

later date to which we may extend the Offer. All tenders made must be received by the Company by this time. See “Conditions; Termination; Waivers; Extensions; Amendments.”

Withdrawal Rights	If you tender your HPU Shares and change your mind, you may withdraw your tendered HPU Shares at any time until the Expiration Date. See “Withdrawal Rights.”

Participation by Officers and Directors

None of our directors owns HPU Shares and our Chairman and Chief Executive Officer owns no HPU Shares. One of our other executive officers owns HPU Shares. See “Background and Purpose of the Offer—Interests of Directors and Officers.”

Conditions of the Offer

The Offer is conditioned upon, among other things, there being validly tendered to us and not properly withdrawn prior to the Expiration Date, that number of HPU Shares which represents at least 70% of the total number of HPU Shares. We refer to this condition as the “Minimum Condition.” In addition to the Minimum Condition, the conditions of the Offer are:

i.      there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our sole judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our sole judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.     no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects; and

iii.    in our sole judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to them. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described in “Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of our rights shall not be deemed a waiver of that right and each of our rights shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer is not satisfied prior to the Expiration Date. See “Conditions; Termination; Waivers; Extensions; Amendments.

Fractional Shares

No fractional Shares will be issued. HPU Shares may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of HPU Shares would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. See “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation

Our board of directors has approved the Offer. However, none of the Company, its directors, officers or employees makes any recommendation as to whether to tender HPU Shares. You must make your own decision as to whether to tender some or all of your HPU Shares. See “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender HPU Shares	To tender your HPU Shares, you must complete the actions described in this Offer Letter under “Procedure for tendering HPU Shares” before the Offer expires.

Questions or Assistance

Please direct questions or requests for assistance, or for additional copies of this Offer Letter or other materials to Geoffrey Dugan, the Company’s General Counsel, Corporate & Secretary. See “Additional Information; Miscellaneous” for the applicable contact information.

IMPORTANT PROCEDURES

If you want to tender some or all of your HPU Shares, you may elect the Stock Consideration, the Cash Consideration or a combination of the Stock Consideration and the Cash Consideration.  You must indicate your election to participate and your election as to the form of consideration by submitting an election form to the Company via mail, facsimile or e-mail, in each case, before the Expiration Date as further described in “Procedure for Tendering HPU Shares.”  If you tender HPU Shares, you may withdraw your tendered HPU Shares before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is conditioned on a minimum number of HPU Shares being tendered to us through the Offer and other conditions. See “Conditions; Termination; Waivers; Extensions; Amendments.” The Company will accept any and all HPU Shares properly tendered, subject to the terms of the Offer.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of HPU Shares are strongly encouraged to read this entire Offer Letter, and the publicly-filed information about the Company incorporated by reference herein, before making a decision regarding the Offer.

TO TENDER YOUR HPU SHARES, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

HPU SHARES NOT EXCHANGED IN THE OFFER WILL REMAIN OUTSTANDING AND SUBJECT TO THEIR ORIGINAL TERMS.

We are not making the Offer to, and will not accept any tendered HPU Shares from, holders of HPU Shares in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to holders of HPU Shares in any such jurisdiction.

You should rely only on the information contained in this Offer Letter or the additional documents to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter and any of the documents related thereto. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us or our board of directors for the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Offer from the registration requirements of the Securities Act. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. Our officers, directors and regular employees may solicit tenders from holders of the HPU Shares and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or any of the documents related thereto. Any representation to the contrary is a criminal offense.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in “Risk Factors” below and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is publicly available on our website at www.istarfinancial.com and on the SEC’s website at www.sec.gov. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to or incorporated by reference herein.

1.     GENERAL TERMS

The Offer permits holders of HPU Shares to tender HPU Shares for (i) the Stock Consideration, (ii) the Cash Consideration or (iii) a combination of the Stock Consideration and the Cash Consideration.  In general, the Company is offering to exchange your HPU Shares for Shares having a value of $8.00, based on the 10 trading days ended on the business day prior to the date of this Offer, or $8.00 in cash for each Common Stock Equivalent that is attributable to your HPU Shares. A holder may tender as few or as many HPU Shares as the holder elects. No fractional Shares will be issued. HPU Shares may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of HPU Shares would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares.

If you elect to tender HPU Shares in response to the Offer, please follow the instructions in this Offer Letter and the related documents.

If you tender HPU Shares, you may withdraw your tendered HPU Shares before the Expiration Date and retain them on their terms by following the instructions herein.

The Shares to be exchanged for the HPU Shares have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the HPU Shares is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered.

A. Period of Offer

The Offer will only be open for a period beginning on June 22, 2015 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender fewer than all of your HPU Shares pursuant to the terms of the Offer.

C. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER HPU SHARES. EACH HOLDER OF A HPU SHARE MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS HPU SHARES.

D. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date.

2.                                      PROCEDURE FOR TENDERING HPU SHARES

Holders of HPU Shares may elect to participate in the Offer by submitting an election form to the Company via mail, facsimile or e-mail.

A. Electing via Mail, Facsimile or E-mail:

You may submit your election by sending your signed and completed election form to the Company by mail, facsimile or e-mail by using the fax number or e-mail address as provided below.  To send your election by mail, facsimile or e-mail, you must do the following on or before the Expiration Date:

1. Properly complete and sign the attached election form attached as Schedule A.

2. Deliver the completed and signed election form via mail, facsimile or e-mail (via PDF or similar imaged document file) to:

iStar Financial, Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

San Francisco, CA 94104

(415) 263-8639

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

A pre-addressed and pre-paid envelope is enclosed with this Offer Letter for your convenience if you wish to respond by mail.  Please note, however, that your signed and completed documents must be received prior to the Expiration Date.

B. General Information:

To help you recall your HPU Share ownership and the Common Stock Equivalents attributable to the HPU Shares that you own (which will determine the amount of consideration that you will receive), please refer to the individual statement accompanying the Offer Letter that provides the amount of HPU Shares that you hold, the number of Common Stock Equivalents that are attributable to your HPU Shares and the purchase price that you paid for your HPU Shares.

This is a one-time offer, and we intend to strictly enforce the offering period. Subject to the terms and conditions of this Offer, we will accept all properly tendered HPU Shares promptly after the expiration of this Offer. We may extend this Offer as described in “Conditions; Termination; Waivers; Extensions; Amendments.”

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by the Company by the deadline will be accepted.  It is your responsibility to confirm that we have received your election and/or any withdrawal.

C. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of HPU Shares will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right to reject any or all tenders of HPU Shares that it determines are not in proper form or reject tenders of HPU Shares that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of HPU Shares. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

D. Tender Constitutes an Agreement

A tender of HPU Shares made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering holder of HPU Shares that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) the holder of HPU Shares is voluntarily participating in the Offer; (iii) the future values of the HPU Shares and the Shares are unknown and cannot be predicted with certainty; (iv) the holder of HPU Shares has read this Offer Letter; and (v) the holder of HPU Shares has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the specific situation of the tendering holder of HPU Shares. Our acceptance of HPU Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering holder of HPU Shares and us upon the terms and subject to certain conditions of the Offer.

3.                                      WITHDRAWAL RIGHTS

Tenders of HPU Shares made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all HPU Shares tendered and tenders of those HPU Shares may not be rescinded, except as otherwise provided herein. Notwithstanding the foregoing, tendered HPU Shares may also be withdrawn if the Company has not accepted the HPU Shares for exchange by the 40th business day after the initial commencement of the Offer.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Holders of HPU Shares may withdraw their HPU Shares by submitting a withdrawal form to the Company via mail, facsimile or e-mail. Any withdrawals must be made on or before the Expiration Date.

You may submit your withdrawal by sending your withdrawal form to the Company by mail, facsimile or e-mail by using the address, fax number or e-mail address as provided below. To send your withdrawal by mail, facsimile or e-mail, you must do the following before the Expiration Date:

1.              Properly complete and sign the attached withdrawal form attached as Schedule B.

2.              Deliver the completed and attached withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file) to:

iStar Financial, Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

San Francisco, CA 94104

(415) 263-8639

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

4.              ACCEPTANCE OF HPU SHARES AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, we will accept for exchange HPU Shares validly tendered as of the Expiration Date. The Stock Consideration and Cash Consideration will be delivered promptly following the Expiration Date. In all cases, HPU Shares will only be accepted for exchange pursuant to the Offer after timely receipt by the Company of the election of a holder of HPU Shares pursuant to the procedures set forth in the Offer.

For purposes of the Offer, the Company will be deemed to have accepted for exchange HPU Shares that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the holder of HPU Shares of its non-acceptance prior to the Expiration Date.

5.                                      BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning the Company.

iStar Financial Inc. is a fully-integrated finance and investment company focused on the commercial real estate industry. The Company provides custom-tailored investment capital to high-end private and corporate owners of real estate and invests directly across a range of real estate sectors. The Company, which is taxed as a real estate investment trust, has invested more than $35 billion over the past two decades. The Company’s primary business segments are real estate finance, net lease, operating properties and land.

The real estate finance portfolio is comprised of senior and mezzanine real estate loans that may be either fixed-rate or variable-rate and are structured to meet the specific financing needs of borrowers. The Company’s portfolio also includes preferred equity investments and senior and subordinated loans to corporations, particularly to entities engaged in real estate or real estate related businesses, and may be either secured or unsecured. The Company’s loan portfolio includes whole loans and loan participations.

The net lease portfolio is primarily comprised of properties owned by the Company and leased to single creditworthy tenants where the properties are subject to long-term leases. Most of the leases provide for expenses at the facilities to be paid by the tenants on a triple net lease basis. The properties in this portfolio are diversified by property type and geographic location. In addition to net lease properties owned by the Company, the Company partnered with a sovereign wealth fund in 2014 to form a venture to acquire and develop net lease assets.

The operating properties portfolio is comprised of commercial and residential properties which represent a diverse pool of assets across a broad range of geographies and property types. The Company generally seeks to reposition or redevelop these assets with the objective of maximizing their value through the infusion of capital and/or intensive asset management efforts. The commercial properties within this portfolio include office, retail, hotel and other property types. The residential properties within this portfolio are generally luxury condominium projects located in major U.S. cities where the Company’s strategy is to sell individual condominium units through retail distribution channels.

The land portfolio is primarily comprised of land entitled for master planned communities as well as waterfront and urban infill land parcels located throughout the U.S. Master planned communities represent large-scale residential projects that the Company will entitle, plan and/or develop and may sell through retail channels to home builders or in bulk. Waterfront parcels are generally entitled for residential projects and urban infill parcels are generally entitled for mixed-use projects. The Company may develop these properties itself or sell to or partner with commercial real estate developers.

The Company’s primary sources of revenues are operating lease income, which is the rent and reimbursements that tenants pay to lease its properties, and interest income, which is the interest that borrowers pay on loans. The Company primarily generates income through a “spread” or “margin,” which is the difference between the revenues generated from leases and loans and interest expense and the cost of real estate operations. In addition, the Company generates income from commercial operating property revenue and sales of its remaining residential condominium assets and from its land portfolio.

B.   Establishment of Offer Terms; Approval of the Offer

Our board of directors approved the terms and conditions of this Offer. A committee of the board was established to consider and approve any changes to the terms of the Offer and the waiver of any conditions to the Offer.

C.   Purpose of the Offer

The Offer is being made to all holders of HPU Shares. The purpose of the Offer is to improve its earnings per Share metrics and to reduce or eliminate the outstanding HPU Shares which should enable the Company to simplify the presentation of its earnings per share information. The HPU Shares acquired pursuant to the Offer will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

HPU Shares were issued during the period from 2002-2004 as part of a compensation program for eligible iStar employees.  The Company was authorized to issue an absolute number of 5,000 HPU Series 1 Shares, 5,000 HPU Series 2 Shares and 5,000 HPU Series 3 Shares, of which 4,937.5 HPU Series 1 Shares, 5,000 HPU Series 2 Shares and 4,950 HPU Series 3 Shares remain outstanding as of June 11, 2015. Each series of HPU Shares was initially held by a limited liability company, the sole purpose of which was to hold a series of HPU Shares. Eligible employees purchased interests in the HPU Shares at fair market value (as determined by an independent third party) by purchasing interests in the limited liability companies. The Company’s financial performance was measured against a pre-determined benchmark formula for each series of HPU Shares.

The Company outperformed the formula for each series of HPU Shares and, as a result, the HPU Shares became eligible to participate in dividends declared by the Company on its Shares, as well as a liquidation of the Company and certain business combination transactions, based on a multiple number of Shares (referred to herein as the “Common Stock Equivalents”) that was determined by the amount that the Company outperformed the formula for the applicable series of HPU Shares. The HPU Series 1 Shares were entitled, in the aggregate, to participate in the same amount of dividends paid on 819,254 Shares, the HPU Series 2 Shares were entitled, in the aggregate, to participate in the same amount of dividends paid on 987,149 Shares and the HPU Series 3 Shares were entitled, in the aggregate, to participate in the same amount of dividends paid on 1,031,875 Shares.  Each participating employee was paid his or her pro rata share of such dividends currently, based upon the percentage of HPU Shares of a series that he or she held.  For example, if an employee held 1.0% of the HPU Series 1 Shares, he or she would receive 1.0% of the dividends paid on the HPU Series 1 Shares, which was equivalent to the dividends paid on 8,192.54 Shares (i.e., 1.0% of the Common Stock Equivalents attributable to the HPU Series 1 Shares).

Dividends are payable on HPU Shares only to the extent that dividends were declared and paid on the Shares.  The Company has not paid a dividend on the Shares since July 2008; therefore, no dividends have been paid on any HPU Shares since that time.  On September 30, 2013, the Company had approximately $760 million of net operating loss carryforwards at the corporate REIT level that can generally be used to offset both ordinary and taxable income in future years and will expire in 2033 if unused.  The amount of net operating loss carryforwards as of September 30, 2014 will be determined upon finalization of the Company’s 2014 tax return.  Reductions in the Company’s REIT taxable income due to the use of net operating loss carryforwards would also reduce the Company’s obligation to pay distributions necessary to maintain its qualification as a REIT.  The declaration and payment of distributions, and the use of net operating loss carryforwards are decisions that will be made by the Company in its sole discretion.

D.  Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o iStar Financial Inc., 1114 Avenue of the Americas, 39th Floor, New York, NY 10036 and the telephone number for each such person is (212) 930-9400.

Name	Position

Jay Sugarman	Chairman and Chief Executive Officer
Robert W. Holman, Jr	Director
Robin Josephs	Director
John G. McDonald	Director
Dale Anne Reiss	Director
Barry W. Ridings	Director
David DiStaso	Chief Financial Officer
Nina Matis	Chief Legal Officer and Chief Investment Officer

As of June 11, 2015, we had 85,568,024 outstanding shares of common stock. If all holders of HPU Shares elect to exchange all of their HPU Shares for the Stock Consideration, we would issue Shares pursuant to the Offer representing approximately 1.86% of our outstanding shares of common stock as of June 11, 2015.

None of our directors owns HPU Shares and our Chairman and Chief Executive Officer owns no HPU Shares. Only one of our other executive officers owns HPU Shares and is eligible to participate in this Offer. Nina Matis, our chief legal officer and chief investment officer, owns 375 of each of the HPU Series 1 Shares, HPU Series 2 Shares and HPU Series 3 Shares (approximately 7.50% of each of the outstanding HPU Series 1 Shares, HPU Series 2 Shares and HPU Series 3 Shares). The Company does not beneficially own any HPU Shares.

We have not and, to the best of our knowledge, none of our current directors or executive officers has engaged in any transactions during the past 60 days involving the HPU Shares eligible to be tendered pursuant to the Offer.

E. Plans, Proposals or Negotiations

There are no present plans, proposals or negotiations by the Company that relate to or would result in:

•                            any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•                            a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•                            any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•                            any change in the present board of directors or management of the Company not otherwise approved by the board of directors, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•                            any other material change in the Company’s corporate structure or business;

•                            any class of equity security of the Company to be delisted from a national securities exchange;

•                            any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•                            the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or

•                            the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company;

•                            changes in the Company’s Amended and Restated Charter or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY HPU SHARES. EACH HOLDER OF A HPU SHARE MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS HPU SHARES.

6.                                      PRICE RANGE OF SHARES

The HPU Shares are not listed on any stock exchange.  Our Shares are listed on the NYSE under the symbol STAR. On June 11, 2015, the last reported sale price for the Shares was $14.15.  High and low sales prices for the Shares since January 1, 2013 are set forth below.

The Company recommends that holders obtain current market quotations for the Shares, among other factors, before deciding whether to tender their HPU Shares and electing a form of consideration.

	Shares
	High	Low
	$	$
Fiscal 2013
First Quarter	11.00	8.26
Second Quarter	12.55	9.99
Third Quarter	12.25	10.20
Fourth Quarter	14.65	11.57
Fiscal 2014
First Quarter	15.91	13.79
Second Quarter	15.19	13.94
Third Quarter	15.27	13.26
Fourth Quarter	14.60	12.30
Fiscal 2015
First Quarter	14.17	12.40
Second Quarter (through June 11)	14.77	12.89

7.                                      SOURCE AND AMOUNT OF FUNDS

We will use our existing funds to pay any Cash Consideration and expenses associated with the Offer.

8.                                      TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described in this Offer Letter, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

9.                                      FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K (as amended by Form 10-K/A) for the fiscal year ended December 31, 2014 and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, is incorporated herein by reference. The full text of those filings as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of the Tender Offer Statement on Schedule TO to which this Offer Letter is an exhibit can be accessed electronically on the SEC’s website at www.sec.gov.

10.                               CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i.                  there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our sole judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our sole judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.               no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our sole judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.            in our sole judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs; and

iv.           the Minimum Condition is met.

The conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any of them. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described in “Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of our rights shall not be deemed a waiver of any right and each of our rights shall be deemed a continuing right which may be asserted at any time and from time to time by us prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all HPU Shares tendered in connection with the Offer will be returned to the holders of HPU Shares and the HPU Shares will otherwise remain subject to their original terms.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all HPU Shares previously tendered pursuant to the Offer and not yet accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange ratio of the Stock Consideration or the amount of the Cash Consideration is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to holders of HPU Shares, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement of that information.  Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a press release or by such other means of public announcement as we deem appropriate.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.                               MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain U.S. federal income tax matters relating to holders of HPU Shares who agree to exchange their HPU Shares pursuant to the Offer. This discussion is not a complete analysis of all the potential tax considerations relating to the Offer. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury regulations promulgated and proposed under the Code, and administrative rulings and judicial decisions, all as in effect on the date hereof and relating to the U.S. federal income tax treatment of the matters discussed herein. These authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income tax consequences different from those described herein. We have not sought and do not plan to seek any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made herein, and we cannot assure that the IRS will not take a position contrary to such statements or that a reviewing court would not sustain such a contrary position taken by the IRS.

The federal income tax conclusions in this summary assume that: (i) holders hold the HPU LLC Interests (as defined below) and the HPU Shares as capital assets; and (ii) each holder of the HPU LLC Interests made a timely and proper election under Section 83(b) of the Code with respect to the HPU LLC Interests.  This summary also assumes compliance with the terms and conditions of the Offer and the documents related thereto as in effect on the date hereof. This summary does not address the tax considerations arising from the laws of any U.S. state or local or non-U.S. jurisdiction. In addition, this summary does not address all tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as: holders that are not U.S. Holders (as defined below); holders that are subject to the alternative minimum tax; holders that are banks, insurance companies or other financial institutions; tax-exempt organizations; dealers in securities or commodities; holders that are expatriates; holders that are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; holders whose functional currency is not the U.S. dollar; holders that hold or will hold HPU LLC Interests, HPU Shares or Shares as part of a hedge, straddle, appreciated financial position or conversion transaction; holders deemed to sell the HPU Shares or Shares under the constructive sale provisions of the Code; or partnerships or other pass-through entities.  You are encouraged to consult your own tax advisors to determine the particular U.S. federal, state, local and any other tax consequences of the transactions contemplated by the Offer, including the prior liquidation of the HPU LLCs (as defined below), any exchange of HPU Shares for Shares, Shares and cash, or cash, and of the ownership and disposition of Shares.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a share of stock that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation or entity taxable as a corporation for U.S. federal tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and control by one or more U.S. persons of all substantial decisions of the trust, or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Liquidation of the HPU LLCs

The Offer, as described in this Offer to Exchange, pre-supposes that U.S. Holders of HPU Shares hold the HPU Shares directly, however, such holders of the HPU Shares previously held the HPU Shares indirectly through one or more limited liability companies (each an “HPU LLC”).  The HPU LLCs were treated as partnerships for U.S. federal income tax purposes.  The sole assets of each of the HPU LLCs were HPU Shares.  Immediately prior to the Offer, it is contemplated that each HPU LLC will liquidate and distribute the HPU Shares held by the HPU LLC pro rata to the members of the HPU LLC in exchange for each member’s entire interest in the HPU LLC (the “HPU LLC Interest”).  Under Section 731 of the Code, no gain or loss will be recognized by a U.S. Holder upon the distribution by the HPU LLC of HPU Shares to the U.S. Holder in liquidation of the U.S. Holder’s HPU LLC Interest.  A U.S. Holder’s basis in the HPU Shares will be an amount equal to the adjusted tax basis of such U.S. Holder’s HPU LLC Interest, and its holding period for the HPU Shares will include the holding period of the HPU LLC for the HPU Shares, as determined under Section 1223 of the Code.  The adjusted tax basis of a U.S. Holder’s HPU LLC Interest should generally be equal to the purchase price paid by the holder for its HPU LLC Interest, subject to certain adjustments including but not limited to a reduction in the U.S. Holder’s basis by the amount of any distributions received by the U.S. Holder from the HPU LLC and an increase in the U.S. Holder’s basis by the holder’s allocable share of any taxable dividends paid by iStar to the HPU LLC.  The precise calculation of the adjusted tax basis of a U.S. Holder is complex and a U.S. Holder is urged to consult their own tax adviser for a precise calculation.

Conditions to the Offer Are Not Satisfied, or a U.S. Holder Does Not Participate in the Offer

If all the conditions to the Offer are not satisfied, the Offer will be withdrawn, and the holders will retain their current investments.  Likewise, if a U.S. Holder does not tender its HPU Shares or if a U.S. Holder withdraws its HPU Shares after they are tendered but before the Expiration Date, such holder will retain its HPU Shares with an unchanged basis and holding period.

Conditions to the Offer Are Satisfied and a U.S. Holder Participates in the Offer

If all the conditions to effecting the Offer are satisfied and a U.S. Holder participates in the Offer, such U.S. Holder will exchange such holder’s HPU Shares for Shares, cash, or a combination of Shares and cash.  The exchange of HPU Shares for Shares, or Shares and cash, should be treated as exchange of common shares for common shares in the same corporation within the meaning of Section 1036 of the Code. Therefore, a U.S. Holder that exchanges HPU Shares solely for Shares should not recognize gain or loss on the exchange and a U.S. Holder that exchanges HPU Shares for Shares and cash will be required to recognize gain, if any, to the extent of the cash received in the exchange.  A U.S. Holder that exchanges HPU Shares solely for cash will recognize gain or loss equal to the difference between the amount of cash it receives in the exchange and its adjusted tax basis in its HPU Shares.  The adjusted tax basis of a U.S. Holder’s HPU LLC Interest should generally be equal to the purchase price paid by the holder for its HPU LLC Interest, subject to certain adjustments including but not limited to a reduction in the U.S. Holder’s basis by the amount of any distributions received by the U.S. Holder from the HPU LLC and an increase in the U.S. Holder’s basis by the holder’s allocable share of any taxable dividends paid by iStar to the HPU LLC.  The precise calculation of the adjusted tax basis of a U.S. Holder is complex and a U.S. Holder is urged to consult their own tax adviser for a precise calculation.  The gain, if any, recognized by a U.S. Holder would be taxed as a capital gain (long-term capital gain if the U.S. Holder’s holding period for its HPU Shares (together with the HPU LLC’s holding period for the HPU Shares) exceeds one year at the time of the exchange).  A U.S. Holder’s tax basis in the Shares received in an exchange for its HPU Shares, will be the same as such holder’s adjusted tax basis of the HPU Shares exchanged therefor, increased by the amount of any gain recognized and decreased by the amount of cash received. Such a holder’s holding period for the Shares received in an exchange for its HPU Shares will include the holding period during which such holder held the HPU Shares exchanged therefor.

Ownership and Disposition of the Shares by a U.S. Holder

With respect to the U.S. federal income tax treatment of the ownership and disposition of the Shares, including the receipt of distributions with respect to the Shares, please refer to the Company’s Annual Report on Form 10-K for the year ened December 31, 2014.

12.                               FORWARD-LOOKING STATEMENTS

This Offer Letter, and the documents incorporated in it by reference, contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results.

Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward-looking statements included in this Offer Letter are based on information available to the Company as of the date hereof.

Certain statements in this Offer Letter, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are included with respect to, among other things, the Company’s current business plan, business strategy, portfolio management, prospects and liquidity. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results or outcomes to differ materially from those contained in the forward-looking statements. Important factors that the Company believes might cause such differences are discussed in the section entitled, “Risk Factors” in Part I, Item 1a of the Company’s Form 10-K or otherwise accompany the forward-looking statements contained in the Company’s Form 10-K. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In assessing all forward-looking statements, readers are urged to read carefully all cautionary statements contained in the Company’s Form 10-K.

13.                               RISK FACTORS

An investment in our Shares involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our public filings with the SEC, including the Company’s Form 10-K, for a discussion of risks relating to our business and an investment in our Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares could decline.

There is no guarantee that your decision to tender your HPU Shares in the Offer will put you in a better future economic position.

If you tender your HPU Shares, you will lose any potential future benefits of those securities, including rights to participate in future dividends that may be declared by the Company, certain future business combination transactions that may be entered into by the Company and any potential future liquidation of the Company.  You will receive only the benefits of the consideration that you receive. We can give no assurance as to the price at which a stockholder may be able to sell Shares received as Stock Consideration in the future following the completion of the Offer.  If you choose to tender some or all of your HPU Shares in the Offer, certain future events, which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your HPU Shares.  Similarly, if you do not tender your HPU Shares in the Offer, you will continue to bear the risk of ownership of your HPU Shares after the closing of the Offer, and there can be no assurance that they will participate in any future economic benefits or that you can sell your HPU Shares in the future at a higher price than would have been obtained by participating in the Offer or at all.  You should carefully review the terms of the HPU Shares and consult your own individual tax and/or financial advisor for assistance on how the tender of your HPU Shares may affect your individual situation.

The market price of our Shares will fluctuate, which may adversely affect holders of HPU Shares who tender their HPU Shares for the Stock Consideration.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date and the date on which Shares are issued to tendering holders of HPU Shares. Accordingly, the market price of Shares upon settlement of the Offer could be less than the value of the HPU Shares. The Company does not intend to adjust the exchange ratio of Shares for HPU Shares based on any fluctuation in our Share price.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of HPU Shares.

No ruling of any governmental authority and no opinion of counsel has been issued or rendered on the tax consequences that will result to a holder of HPU Shares that participates in the Offer.  Holders of HPU Shares must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “Material U.S. Federal Income Tax Consequences.”

14.                               ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1.                                                                                      The Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed on March 2, 2015;

2.                                                                                      The Company’s Annual Report on Form 10-K/A (Amendment No. 1) filed on March 27, 2015;

3.                                                                                      Definitive proxy statement on Schedule 14A for the Company’s 2015 annual meeting of stockholders, filed with the SEC on April 10, 2015; and

4.                                                                                      The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 4, 2015;

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning Geoffrey Dugan, General Counsel, Corporate & Secretary of the Company the telephone number and address set forth below.

Each person to whom a copy of this Offer Letter is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to:

iStar Financial Inc.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 263-8639

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

hpuoffer@istarfinancial.com

Sincerely,

iStar Financial Inc.

1114 Avenue of the Americas, 39th Floor

New York, NY 10036

Schedule A

iSTAR FINANCIAL INC.

OFFER TO EXCHANGE HIGH PERFORMANCE COMMON STOCK-SERIES 1, HIGH PERFORMANCE COMMON STOCK-SERIES 2 AND HIGH PERFORMANCE COMMON STOCK-SERIES 3

ELECTION FORM

Before signing this election form, please make sure you have received, read and understood the documents that make up this offer (“Offer”), including the Offer to Exchange Letter (the “Offer Letter”) to all holders of iStar Financial Inc.’s (“we”, “us”, “our”, the “Company” or “iStar”) issued and outstanding shares of (i) High Performance Common Stock-Series 1 (the “HPU Series 1 Shares”), (ii) High Performance Common Stock-Series 2 (the “HPU Series 2 Shares”) and (iii) High Performance Common Stock-Series 3 (the “HPU Series 3 Shares,” and together with HPU Series 1 Shares and HPU Series 2 Shares, the “HPU Shares”) and the documents related thereto. The Offer is subject to the terms of these documents as they may be amended. The Offer provides holders of the opportunity to exchange HPU Shares for the Stock Consideration (as defined in the Offer Letter), the Cash Consideration (as defined in the Offer Letter) or a combination of the Stock Consideration and the Cash Consideration as set forth in “Procedure for Tendering HPU Shares” in the Offer Letter. This Offer expires at 9:00 a.m., Eastern Time, on July 21, 2015, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the Offer documents, the number of Shares or cash you receive will be based on the exchange ratios as described in “Procedure for Tendering HPU Shares” in the Offer Letter. You will lose your rights to all exchanged HPU Shares that are cancelled under the Offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this Offer, please indicate your election by checking one of the boxes below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the Offer to exchange some or all of your HPU Shares, you must sign, date and deliver the completed and attached election form via mail, facsimile or e-mail (via PDF or similar imaged document file) to the Company by 9:00 a.m., Eastern Time, on July 21, 2015, unless extended, to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

A pre-addressed, pre-paid envelope is enclosed with the Offer Letter for your convenience.

Only responses that are complete, signed and actually received by the Company through the methods described above by the deadline will be accepted.

Please check the appropriate box:

☐   TENDER OF ALL HPU SHARES:  Yes, I wish to participate in the Offer as to ALL of my HPU Shares.  I would like to exchange all of the HPU Shares specified below for the Stock Consideration, the Cash Consideration or a combination of the Stock Consideration and the Cash Consideration, as indicated below.

HPU Shares in exchange FOR THE STOCK CONSIDERATION.

Series of HPU Share	Number of HPU Shares Tendered FOR THE STOCK CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

HPU Shares in exchange FOR THE CASH CONSIDERATION.

Series of HPU Share	Number of HPU Shares Tendered FOR THE CASH CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

All of my HPU Shares will be cancelled irrevocably upon acceptance and payment for my HPU Shares tendered in the Offer.

OR

☐   PARTIAL TENDER OF HPU SHARES:  Yes, I wish to participate in the Offer as to some, but not all, of my HPU Shares, as listed below (please list):

HPU Shares in exchange FOR THE STOCK CONSIDERATION.

Series of HPU Share	Number of HPU Shares Tendered FOR THE STOCK CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

HPU Shares in exchange FOR THE CASH CONSIDERATION.

Series of HPU Share	Number of HPU Shares Tendered FOR THE CASH CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

Only HPU Shares that are specifically listed above will be cancelled irrevocably upon acceptance and payment for my HPU Shares tendered in the Offer.

I understand that this election form will replace any election form I previously submitted to the Company.

HPU Shareholder Signature

HPU Shareholder Name (Please print)

Date	E-mail Address

RETURN TO iSTAR NO LATER THAN 9:00 A.M., EASTERN TIME, ON JULY 21, 2015

iSTAR FINANCIAL INC.

OFFER TO EXCHANGE HIGH PERFORMANCE COMMON STOCK-SERIES 1, HIGH PERFORMANCE COMMON STOCK-SERIES 2 AND HIGH PERFORMANCE COMMON STOCK-SERIES 3

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.     Delivery of the Election.

A properly completed election must be received by the Company by mail, facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 A.M., Eastern time on July 21, 2015 (the “Expiration Date”).

You may submit your election by sending your signed and completed election form to the Company by mail, facsimile or e-mail by using the mailing address, fax number or e-mail address as provided below. To send your election, you must do the following on or before the Expiration Date:

1. Properly complete and sign the attached election form.

2. Deliver the completed and signed election form via mail, facsimile or e-mail (via PDF or similar imaged document file) to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

A pre-addressed, pre-paid envelope is enclosed with the Offer Letter for your convenience.

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by the Company by the deadline will be accepted.  It is your responsibility to confirm that we have received your election and/or any withdrawal.

Our receipt of your election is not by itself an acceptance of your HPU Shares for exchange. For purposes of the Offer, we will be deemed to have accepted HPU Shares for exchange that are validly tendered and not properly withdrawn as of when we give oral or written notice to the holders of HPU Shares generally of our acceptance for exchange of such HPU Shares, which notice may be made by press release, e-mail or other method of communication.

iStar will not accept any alternative, conditional or contingent tenders. By completing and submitting this election to the Company, you waive any right to receive any notice of the receipt of the tender of your HPU Shares, except as provided for in the Offer Letter. Any confirmation of receipt merely will be a notification that we have received your election and does not mean that your HPU Shares have been cancelled. Your HPU Shares that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the Offer (but following the expiration of the Offer), which cancellation is scheduled to be July 21, 2015.

2.    Withdrawal and Additional Tenders.

Tenders of HPU Shares made through the Offer may be withdrawn at any time before 9:00 a.m., Eastern Time on July 21, 2015.  If iStar extends the Offer beyond that time, you may withdraw your tendered HPU Shares at any time until the extended expiration of the Offer. In addition, although iStar currently intends to accept your validly tendered HPU Shares promptly after the expiration of the Offer, if we have not accepted your HPU Shares by 9:00 a.m., Eastern Time on August 17, 2015, you may withdraw your tendered HPU Shares at any time thereafter.

To withdraw some or all of your tendered HPU Shares you must deliver a properly completed withdrawal via mail, facsimile or e-mail (via PDF or similar imaged document file) to the Company while you still have the right to withdraw the tendered HPU Shares to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

You may not rescind any withdrawal and any HPU Shares withdrawn will not be deemed properly tendered for purposes of the Offer unless you properly re-elect to exchange those HPU Shares before the Expiration Date.

To re-elect to exchange some or all of your withdrawn HPU Shares or to elect to exchange additional HPU Shares, you must submit to the Company a new election via mail, facsimile or e-mail (via PDF or similar imaged document file) to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

Your new election must be submitted to the Company before the Expiration Date in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new election must indicate all HPU Shares you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the HPU Shares you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal you have submitted to the Company. Upon the receipt of such a new, properly filled out, signed and dated election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive prior to the Expiration Date.

3.     Tenders.

You may pick and choose which of your HPU Shares you wish to exchange. However, if HPU Shares are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), only the HPU Shares beneficially owned by the holder of HPU Shares may be tendered in the Offer.

4.     Signatures on this Election.

If the election is being submitted to the Company via mail, facsimile or e-mail, it must be signed by the holder of the HPU Shares. If the election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to iStar of the authority of that person to act in that capacity must be submitted with this election.

5.     Other Information on this Election.

If you are submitting the election to the Company via mail, facsimile or e-mail, in addition to signing the election form, you must print your name and indicate the date and time at which you signed. You also must include a current e-mail address.

6.     Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer Letter or this election form may be directed to iStar at:

iStar Financial Inc.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 263-8639

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

Copies will be furnished promptly at iStar’s expense.

7.     Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any HPU Shares. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any HPU Shares elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered HPU Shares that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular HPU Shares or for any particular holder of HPU Shares, provided that if we grant any such waiver, it will be granted with respect to all holders of HPU Shares and tendered HPU Shares. No tender of HPU Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of HPU Shares or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election must be received by the Company before 9:00 a.m., Eastern Time, on July 21, 2015, via the mail, facsimile or e-mail (via PDF or similar imaged document file) by:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

8.     Additional Documents to Read.

You should be sure to read the Offer Letter and all documents referenced therein before deciding to participate in the Offer.

9.     Important Tax Information.

Please refer to “Material U.S. Federal Income Tax Consequences” in the Offer Letter, which contains important tax information. We also recommend that you consult with your personal tax advisors before deciding whether or not to participate in this Offer.

Schedule B

COMPLETE AND RETURN THIS FORM ONLY IF YOU HAVE

CHANGED YOUR MIND AND YOU DO NOT WANT TO EXCHANGE

SOME OR ALL OF YOUR ELIGIBLE HPU SHARES

iSTAR FINANCIAL INC.

OFFER TO EXCHANGE HIGH PERFORMANCE COMMON STOCK-SERIES 1, HIGH PERFORMANCE COMMON STOCK-SERIES 2 AND HIGH PERFORMANCE COMMON STOCK-SERIES 3

WITHDRAWAL FORM

You previously received the following documents, constituting the offer (the “Offer”), including the Offer to Exchange Letter (the “Offer Letter”) to all holders of the iStar Financial Inc.’s (“we”, “us”, “our”, the “Company” or “iStar”) issued and outstanding shares of (i) High Performance Common Stock-Series 1 (the “HPU Series 1 Shares”), (ii) High Performance Common Stock-Series 2 (the “HPU Series 2 Shares”) and (iii) High Performance Common Stock-Series 3 (the “HPU Series 3 Shares,” together with HPU Series 1 Shares and HPU Series 2 Shares, the “HPU Shares”) and the documents related thereto.

You should submit this form only if you now wish to change your previous election to participate in the Offer, and instead wish to REJECT iStar’s offer to exchange some or all of your HPU Shares for the Stock Consideration (as defined in the Offer Letter), the Cash Consideration (as defined in the Offer Letter) or a combination of the Stock Consideration and the Cash Consideration.

To withdraw your election to exchange some or all of your HPU Shares, you must sign, date and deliver the completed and attached withdrawal form to the Company via mail, facsimile or e-mail (via PDF or similar imaged document file) by 9:00 a.m., Eastern time on July 21, 2015 (unless we extend the Offer), to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

We also recommend that you contact the Company by telephone or email at the number/email account stated above to confirm the Company’s receipt of this withdrawal.

You should note that if you withdraw your acceptance of the Offer with respect to some or all of your HPU Shares, you will not receive any consideration pursuant to the Offer in replacement for the withdrawn HPU Shares. You will keep all of the HPU Shares that you withdraw. These HPU Shares will continue to be governed by the existing agreements between you and iStar.

You may change this withdrawal, and again elect to exchange some or all of your HPU Shares by submitting a new election to iStar, by 9:00 a.m., Eastern time on July 21, 2015 (unless we extend the Offer).

Please check the appropriate box:

☐    I wish to withdraw my election to exchange and instead REJECT the Offer to Exchange all of my HPU Shares.  I do not wish to exchange any HPU Shares.

OR

☐    I wish to withdraw my election to exchange HPU Shares listed below (please list amounts). Any HPU Shares previously elected to be exchanged by me in my most recent election but not withdrawn below will remain elected for exchange in the Offer. I do not wish to exchange these listed HPU Shares:

HPU Shares in exchange FOR THE STOCK CONSIDERATION.

Series of HPU Share	Number of Withdrawn HPU Shares Previously Tendered FOR THE STOCK CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

HPU Shares in exchange FOR THE CASH CONSIDERATION.

Series of HPU Share	Number of Withdrawn HPU Shares Previously Tendered FOR THE CASH CONSIDERATION
HPU Series 1 Shares
HPU Series 2 Shares
HPU Series 3 Shares

Please sign this withdrawal form and print your name exactly as it appears on the election form you previously submitted.

HPU Shareholder Signature

HPU Shareholder Name (Please print)

Date	E-mail Address

RETURN TO iSTAR VIA MAIL, FACSIMILE AT (415) 367-8994 OR E-MAIL AT

hpuoffer@istarfinancial.com NO LATER THAN 9:00 A.M., EASTERN TIME, ON JULY 21, 2015

iSTAR FINANCIAL INC.

OFFER TO EXCHANGE HIGH PERFORMANCE COMMON STOCK-SERIES 1, HIGH PERFORMANCE COMMON STOCK-SERIES 2 AND HIGH PERFORMANCE COMMON STOCK-SERIES 3

WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.              Delivery of the Withdrawal.

A properly completed withdrawal must be received by mail, facsimile or e-mail (via PDF or similar imaged document file), on or before 9:00 A.M., Eastern time on July 21, 2015 (the “Expiration Date”).

You may submit your withdrawal by sending your withdrawal form by mail, facsimile or e-mail to the Company by using the mailing address, fax number or e-mail address as provided below.  To send your withdrawal by mail, facsimile or e-mail to the Company, you must do the following before the Expiration Date:

1.              Properly complete and sign the attached .

2.              Deliver the completed and attached withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file) to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

The properly completed withdrawal must be received by iStar by the date and time of the expiration of the iStar (as it may be extended).

The delivery of all documents, including elections and withdrawals, is at your own risk. Only responses that are complete and actually received by iStar by the deadline will be accepted.  It is your responsibility to confirm that we have received your election and/or any withdrawal.

Although by submitting a withdrawal to the Company, you have withdrawn some or all of your previously tendered HPU Shares from the Ofer, you may change your mind and re-elect to exchange some or all of the withdrawn HPU Shares until the expiration of the Offer. You should note that you may not rescind any withdrawal and any HPU Shares withdrawn will not be deemed properly tendered for purposes of the Offer, unless you properly re-elect to exchange those HPU Shares before the Expiration Date. Tenders to re-elect to exchange HPU Shares may be made at any time before the Expiration Date. If iStar extends the Offer beyond that time, you may re-tender your HPU Shares at any time until the extended Expiration Date of the Offer.

To re-elect to tender the withdraw HPU Shares, you must deliver to the Company an election form with the required information via mail, facsimile or e-mail (via PDF or similar imaged document file), after the date of the last withdrawal but on or before 9:00 A.M., Eastern time on July 21, 2015, to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

Your HPU Shares will not be deemed properly tendered for purposes of the Offer unless the withdrawn HPU Shares are properly re-tendered for exchange before the Expiration Date by delivery of a new election following the procedures described in the instructions to the election. This new election must be received by us after your original election and any withdrawal you have submitted. Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. Because any prior election will be disregarded, your new election must indicate all

HPU Shares you wish to exchange, not just those you wish to add. You will be bound by the last properly submitted election and/or withdrawal received by us prior to the Expiration Date.

By completing and submitting this withdrawal to the Company, you waive any right to receive any notice of the withdrawal of the tender of your HPU Shares.

2.              Signatures on this Withdrawal.

The withdrawal must be signed by the holder of HPU Shares.  If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to iStar of the authority of that person so to act must be submitted with this withdrawal.

3.              Other Information on this Withdrawal.

If you are submitting the withdrawal to the Company via mail, facsimile or e-mail, in addition to signing the withdrawal form, you must print your name and indicate the date on which you signed. You must also include a current e-mail address.

4.              Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to iStar at:

iStar Financial Inc.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 263-8639

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

Copies will be furnished promptly at iStar’s expense

5.              Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any HPU Shares. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any HPU Shares elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered HPU Shares that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular HPU Shares or for any particular holder of HPU Shares, provided that if we grant any such waiver, it will be granted with respect to all holders of HPU Shares and tendered HPU Shares. No withdrawal of HPU Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of HPU Shares or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received by iStar on or before the Expiration Date.

6.              Additional Documents to Read.

You should be sure to read the Offer Letter and all documents referenced therein before making any decisions regarding participation in, or withdrawal from, the Offer.

7.              Important Tax Information.

You should refer to “Material U.S. Federal Income Tax Consequences”  in the Offer Letter, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

Form of Written Confirmation Message to Holders of HPU Shares who Elect to Participate in the Offer to Exchange High Performance Common Stock-Series 1, High Performance Common Stock-Series 2 and High Performance Common Stock-Series 3 via Mail, Facsimile or E-mail

iStar Financial, Inc. (“we”, “us”, “our”, the “Company” or “iStar”) has received your election form by which you elected to have some or all of your shares of High Performance Common Stock-Series 1 (“HPU Series 1 Shares”), High Performance Common Stock-Series 2 (“HPU Series 2 Shares”) or High Performance Common Stock-Series 3 (“HPU Series 3 Shares,” together with HPU Series 1 Shares and HPU Series 2 Shares, the “HPU Shares”) cancelled in exchange for the Stock Consideration (as defined in the Offer Letter, defined below),  the Cash Consideration (as defined in the Offer Letter) or a combination of the Stock Consideration and the Cash Consideration subject to the terms and conditions of the offer (the “Offer”), which includes the terms and conditions contained in the Offer to Exchange Letter (the “Offer Letter”) to all holders of the Company’s issued and outstanding HPU Shares and the documents related thereto.

If you change your mind, you may withdraw your election as to some or all of your HPU Shares by completing and signing the withdrawal form which was provided to you previously. A properly completed withdrawal must be delivered via mail, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 a.m., Eastern Time, on July 21, 2015 (the “Expiration Date”):

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

You also may elect to include additional HPU Shares in the Offer by submitting a new election to the Company that lists all the HPU Shares you wish to have included in the Offer. Only responses that are complete and actually received by the Company via mail, facsimile or e-mail by the deadline will be accepted.  If you have questions, please direct them to iStar at hpuoffer@istarfinancial.com.

Please note that our receipt of your election is not by itself an acceptance of the HPU Shares for exchange. For purposes of the Offer, iStar will be deemed to have accepted HPU Shares for exchange that are validly tendered and not properly withdrawn as of when iStar gives oral or written notice to the holders of HPU Shares generally of its acceptance for exchange of such HPU Shares, which notice may be made by press release, e-mail or other method of communication. iStar’s formal acceptance of the properly tendered HPU Shares is expected to take place shortly after the end of the offer period.

This notice does not constitute the Offer. The full terms of the Offer are described in the Offer Letter. You also may access these documents through the SEC’s website at www.sec.gov or by contacting Geoffrey Dugan,  General Counsel, Corporate & Secretary of the Company via email at hpuoffer@istarfinancial.com.

Form of Written Confirmation Message to Holders of HPU Shares who Withdraw

their High Performance Common Stock-Series 1, High Performance Common Stock-Series 2 and High Performance Common Stock-Series 3 from the Offer via Mail, Facsimile or E-mail

iStar Financial, Inc. (“we”, “us”, “our”, the “Company” or “iStar”) has received your withdrawal form by which you rejected iStar’s offer (the “Offer”) to exchange some or all of your shares of High Performance Common Stock-Series 1 (“HPU Series 1 Shares”), High Performance Common Stock-Series 2 (“HPU Series 2 Shares”) or High Performance Common Stock-Series 3 (“HPU Series 3 Shares,” together with HPU Series 1 Shares and HPU Series 2 Shares, the “HPU Shares”) for the Stock Consideration (as defined in the Offer Letter, defined below), the Cash Consideration (as defined in the Offer Letter) or a combination of the Stock Consideration and the Cash Consideration. Please note that HPU Shares you did not elect to withdraw, if any, on your withdrawal form remain elected for exchange in accordance with the election form previously submitted by you.

If you change your mind and decide that you would like to participate in this offer (“Offer”), which includes the terms and conditions contained in the Offer to Exchange Letter (the “Offer Letter”) to all holders of the Company’s issued and outstanding HPU Shares and the documents related thereto, with respect to some or all of your withdrawn HPU Shares, you must deliver a new, properly completed election via mail, facsimile or e-mail (via PDF or similar imaged document file) on or before 9:00 a.m., Eastern Time, on July 21, 2015 (the “Expiration Date”):

iStar Financial, Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istarfinancial.com

You also may elect to include additional HPU Shares in the Offer by submitting a new election to the Company that lists all the HPU Shares you wish to have included in the Offer. Only responses that are complete and actually received by the Company via mail, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If you have questions, please direct them to iStar at hpuoffer@istarfinancial.com.

This notice does not constitute the Offer. The full terms of the Offer are described in the Offer Letter. You also may access these documents through the SEC’s website at www.sec.gov or by contacting Geoffrey Dugan,  General Counsel, Corporate & Secretary of the Company via email at hpuoffer@istarfinancial.com.